Exhibit 4.128

Share Transfer Agreement

Shanghai Stockstar Information & Technology Co., Ltd.

This Agreement is jointly made and executed in the Company’s conference room on Aug. 27, 2015 by and between the following parties:

Transferor: Na Zhang	(hereinafter as “Party A”);

Transferee: Beijing Glory Technology Co., Ltd. (hereinafter as “Party B”); and

Shanghai Stockstar Information & Technology Co., Ltd. (hereinafter referred to as the “Subject Company”) owns registered capital of RMB 100,000, 40% of which is contributed by Party A, i.e. RMB 40,000.

The parties agree as follows through negotiation and pursuit to the provisions of relevant laws and regulations:

Article 1 Subject Matter and Price of Equity Transfer

Party A transfers 40% of equities in the Subject Company to the new shareholder, Beijing CFO Glory Technology Co., Ltd., at a price of RMB40,000.

Article 2 Other rights adhere to the equities will be transferred together with the equities upon the equity transfer.

Article 3 The Transferee shall pay the transfer price off regarding the equity transfer to the Transferor within fifteen (15) days upon execution of this Agreement.

Article 4 Undertaking and Warrants

Party A warrants that it owns the legal title of, as well as complete and effective right of disposal of such equities to be transferred to Party B under Article 1 hereof. Party A warrants that no pledge or mortgage or other encumbrance is set on the contemplated equities hereof and thereby it shall be free from any third person’s claim thereof.

Article 5 Liabilities for Breach

Party B undertakes to fully pay off the payment regarding the equity transfer within the agreed timeframe; otherwise, it shall be deemed as a breach of the Agreement and Party B shall pay a penalty at the rate of 0.3 percent per day.

Article 6 Resolution of Dispute

This Agreement is governed and construed by the relevant laws of the People’s Republic of China. Any disputes resulting from or in connection with this Agreement shall be resolved through friendly negotiation by the Parties hereto, otherwise, such dispute shall be submitted to Shanghai Arbitration Commission for arbitration or directly before a competent people’s court.

Article 7 Miscellaneous

1.	This Agreement is made in quadruplicate, three of which shall be held by the Parties hereto and the Subject Company and the forth shall be summited to the competent bureau of industry for the purpose of relevant procedures.

2.	This Agreement shall come into effect upon execution by each Party.

3.	The credit and debt of the Company prior to the equity transfer shall be enjoyed and borne by the Transferor and thereafter by the Transferee.

Party A: (Signature)	Party B: (Signature)

(Aug. 27, 2015)